Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2013 Omnibus Equity Incentive Plan and the 2013 Employee Stock Purchase Plan of Marcus & Millichap, Inc. of our report dated June 14, 2013, with respect to the consolidated financial statements of Marcus & Millichap Real Estate Investment Services, Inc. included in Amendment No. 2 to the Registration Statement on Form S-1 of Marcus & Millichap, Inc. (No. 333-191316), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

November 22, 2013